SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2011

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

7322 Manatee Avenue West, #299

Bradenton, Florida 34209

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated June 02, 2011, entitled-"Silver Falcon Mining, Inc.'s (SFMI) President Provides Operational Update"

The press release is in its entirety below:

SILVER FALCON MINING, INC.’s (SFMI) PRESIDENT PROVIDES OPERATIONAL UPDATE

 Murphy, ID- June 2, 2011-Silver Falcon Mining, Inc. (SFMI. OTCBB) acquired the War Eagle Mountain property mining rights on the basis of its extensive gold/silver vein systems through a multi-year lease agreement from GoldLand Holdings, Co. (GHDC. OTCBB).  These properties are well documented in historical archives, and many mineralized zones are over one mile in length.   Over the last 7-months, due to lack of geological expertise and access to the mountain due to weather inaccessibility, the Company’s focus shifted from the exploration potential of the mountain to the processing of tailings.  Realizing the need for personnel with mining experience, the Company hired Roger Scammell, a great asset, with over 40 years of experience in the Northern and Central American mining industries.  Roger has been associated with four exploration successes, two of which are now producing mines.

From management’s perspective, the processing of the current tailings stockpile is of secondary importance to that of the exploration potential.   It was, and is intended to prepare and fine tune the mill to extract gold and silver for further production and future acquisition.  At the current throughput and anticipated grades, any cash flow that the mill generates is intended to augment the Company’s finances.   In the interim, it is the intention of the Company, to secure higher grade material from the existing dumps/tailings to increase the Company’s cash flow.   Once it has been re-determined which dumps contain economic mill grades, a program of removal and transport will be closely monitored to ensure that QA/QC (quality assurances and quality controls) is strictly enforced. The Company intends to ensure that only worthwhile material for processing is delivered to the plant to ensure quality and promote further revenue streams.

Beginning July 2011, the Company will embark on a two-year aggressive exploration program. This project will focus primarily on the Sinker Tunnel (Sinker) and the surface of War Eagle Mountain.  On the surface of War Eagle Mountain, the Company will begin with its Great Western property, located at the northern portion of the Oro Fino–Mahogany/Red Bird Mineral Trend Zones.  Since last year, due to snow cover, there has been no opportunity to advance the surface exploration.   Once the mountain is accessible, the company will conduct a geological and sampling mapping program.  This will lead to the definition of favourable veins and mineralized structures that will require follow-up diamond drilling later in the year. The Company is in the process of acquiring necessary permits, which are being processed expeditiously.   In preparation, for the exploration program, available data is being compiled on the claims currently leased by SFMI from the BLM (Bureau of Land Management) and GoldLand Holdings, Co.  At the same time, another key aspect to the growth of the Company is the acquisition of additional mineral claims and lease agreements for the numerous other existing areas on the mountain.

The re-habilitation of the Sinker is well underway and the entire tunnel and cross-cuts are now accessible. The vein structure is very well exposed along the cross-cut extending along the tunnel from the Oro Fino in the north to the Mahogany/Redbird in the south, a distance of approximately 7,720 feet.   The Sinker will not only provide year- round access to this principal vein but also allows an opportunity to explore it and other parallel structures.   Since the Sinker is located below and along the Oro Fino, Golden Chariot, Cumberland, Minnesota, Mahogany and Red Bird vein structures, this would allow the development of these mines below the existing workings.

President, Mr. Roger Scammell said, “At a recent Board of Director’s meeting, management was given full support and the budgets were approved to proceed with the Company’s business plan for the coming year and I wish to thank them personally.  The Company is well financed to achieve its objectives and I look forward to the upcoming exploration programs which should give this Company the necessary requirements for obtaining listings on other North American and European stock exchanges.  As always, I thank all shareholders at SFMI for their on-going support.”

Silver Falcon Mining, Inc. (SFMI:OTCBB) is a developer and explorer of mineral resource properties, primarily in Owyhee County, Idaho, USA, with the objective of being a profitable, low-cost, precious metal producer and creating significant growth in shareholder value.

SFMI cautions that statements made in press release constitute forward-looking statements, and makes no guarantees of future performance and actual results/developments may differ materially from projections in forward-looking statements. Forward-looking statements are based on estimates and opinions of management at time statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: June 02, 2011	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer

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